Exhibit 99.1

Resolutions from the Meeting of the

Board of Directors of SPAR Group, Inc.

December 22, 2020

__________________________________________________

2021 Stock Repurchase Program

WHEREAS, SPAR Group, Inc. (the "Corporation" or "SGRP"), is the issuer of shares of Common Stock ("SGRP Shares"), the SGRP Sharers are currently listed and traded on the Nasdaq Stock Market ("Nasdaq"), the Corporation has from time to time repurchased SGRP Shares (privately and in the market) pursuant to its 2012, 2015 and 2018 Stock Repurchase Programs (the "Prior Repurchase Programs"), the Prior Repurchase Programs have will have expired by November of 2020 in accordance with their terms, the Corporation may have the need for at least 500,000 SGRP Shares to cover likely exercises of outstanding options over the next several years, and the Corporation's management has recommended to the Board of Directors of the Corporation (the "Board") and the Board's Audit Committee (the "Audit Committee") that those the Corporation's need for SGRP Share (for such option exercises and other corporate prices) might be met at least in part through repurchases of SGRP Shares under a new 2021 Stock Repurchase Program (the "2021 Stock Repurchase Program") as described below in paragraph numbers (1) through (9) below (the "Stock Repurchase Proposals"), and requested that the Board review, authorize, approve, adopt and confirm the Stock Repurchase Proposals;

NOW, THEREFORE, IT IS

RESOLVED, that following review and discussion, the Board hereby adopts, approves, authorizes and confirms the 2021 Stock Repurchase Program and Stock Repurchase Proposals:

(1)

that it is in the best interest of the Corporation to adopt the 2021 Stock Repurchase Program and Stock Repurchase Proposals and (to the extent applicable) amend, restate and completely replaces the Prior Repurchase Programs;

(2)

the Corporation is, and shall be, hereby authorized to repurchase a maximum of 500,000SGRP Shares from time to time over the period December 22, 2020, through December 22, 2021, in the market or privately at various prices (and without special solicitation) pursuant to the 2021 Stock Repurchase Program, all at such times, in such quantities and upon such prices and other terms as an Authorized Executive (as defined below) may determine from time to time in his or her reasonable discretion (each a "Proposed Repurchase") taking into account the Corporation's projected availability of and needs for cash during the applicable periods and other relevant circumstances ("Repurchase Circumstances");

(3)

the applicable Authorized Executive shall give written notice (which may be sent via email) to the Chairman of the  Audit Committee briefly describing the Proposed Repurchase and applicable Repurchase Circumstances (each a "Repurchase Notice"), which shall be sent at least five (5) business days prior to the Proposed Repurchase commencement;

(4)

the Audit Committee has authorized its Chairman (with or without consulting other Audit Committee members) to review and respond to each Repurchase Notice in his or her reasonable discretion and exercise the rights of the Audit Committee under paragraph number (5), below, which may be sent in an email to the applicable Authorized Executive;

(5)

the Corporation's repurchases of SGRP Shares pursuant to the 2021 Stock Repurchase Program also shall be subject to such additional limits, restrictions and suspensions (in whole or in part) as the Board or the Audit Committee may establish from time to time in their discretion (which may be limited to a particular Proposed Repurchase);

(6)	SGRP Shares repurchased pursuant to the 2021 Stock Repurchase Program may be used for stock based benefits (including option exercises), acquisitions and other corporate purposes;

(7)

the Corporation intends to comply with the Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended, which means that (among other things) that:

●	the Corporation will not knowingly initiate or change any market purchase order during a Blackout Period;

●	the Corporation will not knowingly make any market purchase based on any undisclosed material information; and

●	the Corporation may issue or change irrevocable purchase instructions outside of a Blackout Period for purchases by a broker within a Blackout Period;

(8)	the Corporation also intends to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which means that (among other things) that:

●	the Corporation will use only one broker/dealer on any particular day and likely will use only one broker/dealer per program segment;

●	purchases will not be the day’s opening transaction for SGRP Shares;

●	purchases also will not be made during the last half hour of scheduled trading on Nasdaq;

●	the Corporation's bid and purchase prices will not exceed the higher of the current independent bid quotation or the last independent sale price for the SGRP Shares;

●

the Corporation will not purchase on any day more than 25% of the average daily trading volume of SGRP Shares for the four calendar weeks preceding such purchase (excluding "Block" and private purchases); and

●	the Corporation will include and coordinate purchases by its affiliates so as to satisfy such rules;

(9)

no repurchases of SGRP Shares will be made while the Corporation or any of its affiliates is engaged in a "distribution" of SGRP Shares.  Distributions include sales under Form S-3 but exclude sales under benefit plans (stock compensation and purchase plans, etc.);

(10)	the Corporation's repurchases of SGRP Shares will be made at various times and prices in the market and privately and are not intended to be a regulated tender offer; and

(11)

the Chief Executive Officer and the Chief Financial Officer of the Corporation (each an "Authorized Executive") (individually and acting alone), be and is hereby authorized and (to the greatest extent permitted by applicable law and not inconsistent with his or her applicable duties) directed by the Board in the name and on behalf of the Corporation, to make, sign or take, at any time and from time to time on and after the date hereof, any and all lawful actions by, instruments from, agreements with and/or documents respecting any part of the 2021 Stock Repurchase Program or any other actions contemplated under these Resolutions without further approval from the Audit Committee or the Board to the greatest extent permitted by these Resolutions, the Corporation's By-Laws and policies, and applicable law (all with or without any attestation, notarization, seal or witness), in each case as the applicable officer in his or her sole discretion deem necessary or desirable in order to carry out the intent or purposes of these Resolutions (as evidenced by such action).